Exhibit 99.1

ProPhase Labs Reports Financial Results

for the Three and Nine Months Ended September 30, 2014

DOYLESTOWN, Pennsylvania – November 13, 2014.  ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today reported its net sales were $5.1 million for the three months ended September 30, 2014 as compared to net sales of $5.9 for the three months ended September 30, 2013. During the three months ended September 30, 2014, the Company recorded a $3.6 million non-cash charge to operations (“Impairment Charge”) for the impairment of its intangible asset, licensed technology related to its Phusion Labs joint venture. The Company realized a net loss, inclusive of the Impairment Charge, for the three months ended September 30, 2014, of $3.2 million, or ($0.18) per share, compared to net income of $1.2 million, or $0.08 per share, for the three months ended September 30, 2013.

The Company’s sales are derived principally from its over-the-counter (“OTC”) cold remedy products. As a consequence, a significant portion of our business is highly seasonal, which causes significant variations in operating results from quarter to quarter.

Results for the third quarter of 2014 compared to the third quarter of 2013 principally reflect the net effect of (i) a decrease in net sales of $819,000 principally due to a decline in contract manufacturing sales of $566,000, (ii) an increase in research and development costs of $175,000, (iii) an increase of $611,000 in administration costs due principally to an increase in legal and professional costs relating to litigation expenses arising from prior pending litigation, (iv) the Impairment Charge of $3.6 million, offset by (v) a decrease in sales and marketing expenses of $216,000.

For the three and nine months ended September 30, 2014, we incurred substantial litigation related expenses in connection with the Company prosecuting and successfully defending pending matters. These litigation expenses impacted the Company’s financial statements principally during the second and third quarter of 2014. Effective September 4, 2014, as previously disclosed, the Company consummated a definitive global settlement agreement amicably resolving all of the litigation with certain of the Company’s former managers and with certain shareholders. The settlement agreement provided, in part, that the parties adverse to the Company (i) returned to the Company 3,896,764 shares of the Company’s common stock valued at $5.1 million for which they are listed as the record owners to the Company, (ii) paid $440,000 to the Company and (iii) the Company paid an aggregate of $537,000 to defray certain costs and expenses associated with the settlement.

The Company generated net sales for the nine months ended September 30, 2014 of $13.1 million, as compared to $15.4 million for the nine months ended September 30, 2013. The Company incurred a net loss for the nine months ended September 30, 2014, of $7.2 million, or ($0.42) per share, compared to a net loss of $193,000, or ($0.01) per share, for the nine months ended September 30, 2013.

The financial results for the nine months ended September 30, 2014 as compared to nine months ended September 30, 2013 reflect the net effect of (i) a decrease of our revenues due principally to (a) industry data suggesting there was reduction in the incidence of upper respiratory disorders from period to period and, as a consequence, (b) the timing of purchases and the ultimate level of demand for our products, and (c) a decrease of approximately $700,000 in contract manufacturing sales, and (ii) an increase of $1.7 million in administration costs due principally to an increase in legal and professional costs principally relating to now resolved litigation matters, (iii) an increase in research and development expenditures of $321,000 as we seek to expand our future product offerings to consumers, (iv) the Impairment Charge of $3.6 million, offset by (v) a decrease in sales and marketing expenses of $439,000 as a consequence of the fluctuation from period to period of the timing and scope of our marketing initiatives.

Ted Karkus, the CEO of the Company stated, “Over the past several months, our Company incurred substantial costs and expenses in connection with prior pending litigation and incurred an impairment charge writing off certain intangible assets. The litigation expenses impacted the Company’s financial statements during the second quarter and third quarter of this year. In accordance with our established accounting policies, our reassessment of our investment in the intangible asset, licensed technology related to our Phusion joint venture resulted in a one-time, non-cash charge of $3.6 million during the third quarter. The Company also incurred costs and expenses in connection with an ongoing transition to a narrower Cold-EEZE lozenge package. This transition further impacted our revenues to the extent to which some retailers returned their inventory of the wider lozenge package as opposed to selling it through to consumers. While this transition is having a negative impact on revenues and earnings for 2014, we believe that it will strengthen our shelf positioning for Cold-EEZE products going forward.”

Mr. Karkus added, “For Fiscal 2014, we have issued 3.3 million shares of common stock, and realized net proceeds of approximately $4.9 million, which funds are primarily for product development, marketing and additional working capital. The dilution from this common stock issuance as well as the litigation expenses incurred by the Company are offset in part by the positive financial benefits of the return to our treasury of 3.9 million shares of our common stock as part of our amicable settlement agreement referenced above. It is likely that we will need to raise additional funds to support our strategic initiatives and provide additional working capital. ”

Mr. Karkus continued, “Our flagship Cold-EEZE® brand has generally outperformed the cough-cold category over the past several years. However, some retailers are reallocating shelf space away from the cough-cold category to other product categories. With cough-cold shelf space at a premium, opportunities in the future to introduce new Cold-EEZE® branded products in the cough-cold category may be limited. Therefore, to continue to grow our Company and capture additional shelf space, we are in the process of transitioning to a narrower Cold-EEZE lozenge package and are in the process of implementing a series of new product development and pre-commercialization initiatives in the dietary supplement category. While the growth potential in this new category may be better, the risks associated with introducing new products that do not leverage the Cold-EEZE® brand name may be higher. Therefore, no assurance can be made that our new product efforts will be successful. We currently forecast that at least one product in this new category will begin shipping in the second half of 2015. In the meantime, for fiscal 2014, we estimate that net sales for Cold-EEZE related products will be approximately 5% below 2013 levels (i.e. plus or minus 5% of this estimate). However, market, retail promotional plan execution and weather conditions are volatile and there can be no assurance that we will attain our revenue estimates.”

Mr. Karkus continued, “Our management team is proud of the strong and efficient consumer products distribution platform that we have built. We are dedicated to developing new products that will leverage this platform to the benefit of all shareholders.”

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer of the Cold-EEZE® Cold Remedy brand as well as other cold relief products. Cold-EEZE® Cold Remedy zinc gluconate lozenges are clinically proven to significantly reduce the duration of the common cold. Cold-EEZE® Cold Remedy customers include leading national chain, regional, specialty and local retail stores. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® Cold Remedy lozenges and fulfill other contract manufacturing opportunities. ProPhase also owns 50% of Phusion Laboratories, LLC (“Phusion”). Phusion licenses a revolutionary proprietary technology that has the potential to improve the delivery and/or efficacy of many active ingredients or compounds. Phusion will formulate and test products to exploit market opportunities within ProPhase’s robust over-the-counter distribution channels. For more information visit us at www.ProPhaseLabs.com.

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of the acceptance and demand for our products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Press Only Contact	Investor Contact
Laura Maxey	Ted Karkus, Chairman and CEO
5W Public Relations	ProPhase Labs, Inc.
Tel: (212) 452-6400	(215) 345-0919 x 0
lmaxey@5wpr.com

PROPHASE LABS, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013

Net sales	$5,130	$5,949	$13,098	$15,430

Cost of sales	1,620	2,132	4,816	5,346

Gross profit	3,510	3,817	8,282	10,084

Operating expenses:
Sales and marketing	875	1,091	4,724	5,163
Administration	1,917	1,306	6,228	4,521
Research and development	356	181	907	586
Impairment charge	3,577	-	3,577	-
	6,725	2,578	15,436	10,270

Income (loss) from operations	(3,215)	1,239	(7,154)	(186)

Interest income	1	-	3	2
Interest expense	(2)	(3)	(7)	(9)

Income (loss) before income tax	(3,216)	1,236	(7,158)	(193)

Income tax	-	-	-	-

Net income (loss)	$(3,216)	$1,236	$(7,158)	$(193)

Basic income (loss) per share:
Net income (loss)	$(0.18)	$0.08	$(0.42)	$(0.01)

Diluted income (loss) per share:
Net income (loss)	$(0.18)	$0.08	$(0.42)	$(0.01)

Weighted average common
shares outstanding:
Basic	18,208	15,860	17,216	15,819
Diluted	18,208	16,307	17,216	15,819

PROPHASE LABS, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	September 30,	December 31,
	2014	2013

Cash and cash equivalents	$4,953	$1,638
Accounts receivable	$4,051	$5,319
Inventory	$4,180	$2,521
Total current assets	$15,436	$11,279
Total assets	$17,920	$17,420

Total current liabilities	$7,182	$4,624
Other long term obligations	$200	$200
Total stockholders' equity	$10,538	$12,596